[FORWARD INDUSTRIES, INC. LETTERHEAD]

 June 21, 2010

Dear Shareholder:

On June 9, 2010, the Board of Directors (the “Board”) of Forward Industries, Inc. (the “Company”), with the unanimous recommendation of the Special Committee of the Board, comprised solely of independent members of the Board (the “Special Committee”), adopted a Shareholder Protection Rights Agreement (the “Rights Plan”) by majority vote and declared an issuance of one common share purchase right (a “Right”) for each share of common stock of the Company, par value $0.01 per share (the “Common Stock”), to the shareholders of record at the close of business on June 21, 2010.  A summary of the Rights Plan is enclosed.  This letter briefly describes the Rights Plan and the Board of Director’s reasons for adopting it.

The Rights Plan was adopted in response to (i) the purchase by LaGrange Capital Partners, L.P., LaGrange Capital Management, L.L.C., LaGrange Capital Partners Offshore Fund, Ltd. and LaGrange Special Situations Yield Master Fund, Ltd., LaGrange Capital Administration, L.L.C. and Frank LaGrange Johnson (collectively, the “LaGrange Group”), as reported on their Schedule 13D, most recently amended on June 2, 2010, of 2,058,445 shares of Common Stock, which the Schedule 13D states as constituting 25.8% of the Company’s outstanding Common Stock, (ii) their stated intention, reported by their Schedule 13D, to take certain actions including “offering proposals to the [Company] which may concern changes to the capitalization, ownership structure (including a potential sale of the [Company]), the advisability or inadvisability of acquisitions by the [Company], board composition, management composition, or operations of the [Company]” and (iii) their unwillingness, as of the time of the Board's adoption of the Rights Plan, despite the Special Committee’s request for an earlier meeting, to agree to meet with the Special Committee until the week of July 12, 2010.  The Rights Plan was adopted to deter coercive takeover tactics and/or subsequent disenfranchisement that can be used to deprive shareholders of the full value of their investment, to afford the Special Committee the opportunity to fully consider any proposal by the LaGrange Group and to enable the Board to discharge its duties to all shareholders.  The Board believes that rights plans have also proven that they can be effective in providing a board of directors of a target company with more time to pursue alternatives to an inadequate hostile bid and negotiating leverage with a bidder should the board decide to engage in such activities.  Many public U.S. corporations have considered it prudent, in light of the current takeover environment, to adopt shareholder protection plans similar to the Rights Plan.

The Rights Plan is not intended to and will not prevent a takeover of the Company at a full and fair price.  The Rights Plan is designed to cause dilution to a person or group that acquires 28% or more of the Company’s Common Stock unless the Rights are first redeemed by the Board pursuant to the Rights Plan.  Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be redeemed on or prior to the close of business on the Flip-in Date, before the consummation of such transaction.

The Rights should not interfere with any merger or other business combination that is in the best interests of the Company and its shareholders, since the Rights may be redeemed by the Company at $0.001 per Right in cash prior to the tenth business day (or such earlier or later date as the Board may decide, unless there have been certain changes in the composition of the Board, in which case the date cannot be changed) after it is announced that a person or group has acquired 28% or more of the Company’s Common Stock.

Unless the Rights Plan is amended or supplemented, the Rights Plan and the Rights will expire December 21, 2010, which is six months from the record date of the issuance of the Rights.

The enclosed summary is not complete and is qualified in its entirety by the Rights Agreement relating thereto, a copy of which can be obtained free of charge from the Company, Forward Industries, Inc., 1801 Green Road, Suite E, Pompano Beach, FL, Attention: James O. McKenna, Chief Financial Officer.

In adopting the Rights Plan, the Board has expressed its confidence in the Company’s future and the Board’s determination that you, the shareholders, be given every opportunity to participate fully in that future.

Sincerely,

Douglas W. Sabra

President & Chief Executive Officer

Summary of Amended and Restated Shareholder Protection Rights Plan

 Distribution and Transfer of Rights; Rights Certificates

The Board has declared a dividend of one Right for each share of Common Stock outstanding on June 21, 2010.  Prior to the Separation Time referred to below, the Rights will be evidenced by and trade with the Common Stock and will not be exercisable. After the Separation Time, the Company will mail Rights Certificates to shareholders and the Rights will become transferable apart from the Common Stock.

Separation Time

Rights will separate from the Common Stock and become exercisable following the earlier of (i) the date of the Flip-in Trigger referred to below or (ii) the tenth business day (or generally such later date as the Board may decide) after any person commences a tender offer that would result in such person holding a total of 28% or more of the Common Stock.

Exercise of Rights

After the Separation Time, each Right will entitle the holder to purchase, for an Exercise Price of $4.00, one share of Common Stock.

“Flip-in” Trigger

Upon announcement that any person or group has acquired 28% or more of the outstanding Common Stock , then ten business days thereafter (or such earlier or later date as the Board may decide, unless there has been a Board Change of Control (as defined below), in which case the ten business day period may not be modified):

(i) Rights owned by the person acquiring such stock (an “Acquiring Person”) or transferees thereof will automatically become void; and

 (ii) Each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock having a market value of twice the Exercise Price.

A “Board Change of Control” will be deemed to have occurred when a majority of the Board of Directors is no longer composed exclusively of persons (A) who are not an Acquiring Person (or Affiliate or Associate of an Acquiring Persons or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate), and also were a member of the Board of Directors prior to the date of the Rights Plan; or (B) who became members of the Board by nomination or election with the recommendation or approval of a majority of the Board who are not Acquiring Persons (or Affiliate or Associate of an Acquiring Persons or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate).

Exchange Option

If any person or group acquires 28% or more of the outstanding Common Stock, then the Board (or if there has been a Board Change of Control, then the Board only with the approval of the Shareholders who are the holders of a majority of the outstanding shares of Common Stock that are not beneficially owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person) may require each outstanding Right to be exchanged for one share of Common Stock, in lieu of allowing such Rights to be exercised.

“Flip-over” Trigger

After an Acquiring Person has become such, the Company may not consolidate or merge with, or sell 50% or more of its assets or earning power to, any person (a “Flip-over Transaction or Event”) if at the time of such merger or sale (or agreement to do any of the foregoing) the Acquiring Person controls the Board and, in the case of a merger, will receive different treatment than all other shareholders unless proper provision is made so that each Right would thereafter become a right to buy, for the Exercise Price, that number of shares of Common Stock of such other person having a market value of twice the Exercise Price.

Redemption

The Rights may be redeemed by the Board (or if there has been a Board Change of Control, then the Board only with the approval of the Shareholders who are the holders of a majority of the outstanding shares of Common Stock that are not beneficially owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person), at a Redemption Price of $0.001 per Right, at any time until a Flip-in Trigger has occurred.

Power to Amend

The Board (or if there has been a Board Change of Control, then the Board only with the approval of the Shareholders who are the holders of a majority of the outstanding shares of Common Stock that are not beneficially owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person) may amend or supplement the Plan in any respect until a Flip-in Trigger has occurred.  Thereafter, the Board (or if there has been a Board Change of Control, then the Board only with the approval of the Shareholders who are the holders of a majority of the outstanding shares of Common Stock that are not beneficially owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person) may amend or supplement the Plan in any respect not materially adverse to Rights holders generally.

Qualified Offering

Neither the Flip-in Trigger nor the Flip-over Trigger are triggered upon a fully-financed cash tender offer for all of the shares of Common Stock  if the price to be paid to all holders of the Common Stock is greater than or equal to the higher of 120% of the average Market Price of shares of Common Stock during the 90 calendar days preceding the offer and 100% of the highest Market Price of shares of Common Stock during the 52 weeks preceding the offer.

Expiration

Unless the Rights Plan is amended or supplemented (as discussed above), the Rights Plan and the Rights will expire on December 21, 2010, which is six months from the record date of the issuance of the Rights.